Exhibit 99.1

FOR IMMEDIATE RELEASE

September 24, 2021

NEW DIRECTOR TO JOIN TEJON RANCH CO. BOARD

Directors vote to add land use attorney Susan K. Hori

(Tejon Ranch, CA) Tejon Ranch Co. (NYSE: TRC) today announced the addition of Susan K. Hori to the Board of Directors of Tejon Ranch Co. She will join the Board effective December 1, 2021.

Ms. Hori is a partner and land use attorney with Manatt, Phelps & Phillips, LLP, where she also serves as the head of the Firm’s Orange County office. Her practice focuses on obtaining land use development entitlements for landowners and developers, including local land use approvals, California Environmental Quality Act (CEQA) compliance, and state and federal regulatory agency permits for real estate development projects.

“We are very pleased to have Susan Hori join our Board of Directors,” said Gregory S. Bielli, president and CEO of Tejon Ranch Co. “She has extensive experience and a distinguished legal career, and undoubtedly will be a tremendous asset for Tejon Ranch Co. as a member of the board.”

The hallmark of Susan’s practice is her track record of success in navigating the complex process of multiagency permits and approvals. Her clients include landowners, financial institutions, developers and builders in the residential, retail, hotel/resort, and commercial and industrial development industries.

“I’m honored to join the Tejon Ranch Co. Board of Directors,” said Hori. “The 270,000-acre Tejon Ranch is vitally important as a housing and job creator for California, and I look forward to joining with other board members to guide the Company as it unlocks the value inherent in the land for the benefit of its shareholders and stakeholders.”

Ms. Hori graduated magna cum laude from the University of Washington and earned her law degree at the University of California, Berkeley. Prior to entering private practice, Susan clerked for the Alaska Supreme Court and served as an attorney with the Solicitor’s Office in the Department of the Interior in Washington, D.C., where she represented the U.S. Fish and Wildlife Service.

In addition to Hori, the members of the Tejon Ranch Co. Board of Directors include Board Chairman, Norman J. Metcalfe, and directors Steven A. Betts, Gregory S. Bielli, Jean Fuller, Anthony Leggio, Frawn Morgan, Geoffrey L. Stack, Daniel R. Tisch, and Michael H. Winer.

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.

CONTACT:

Barry Zoeller

Senior Vice President, Corporate Communications & Investor Relations

(661) 663-4212

bzoeller@tejonranch.com